Exhibit 10.24

LEASE MODIFICATION AGREEMENT
This Lease Modification Agreement (this “Agreement”) is entered into as of this 30th day of April, 2020 (the “Effective Date”), by and between BXP RESEARCH PARK LP, a Delaware limited partnership (f/k/a BP MV Research Park LLC), as landlord (“Landlord”) and NEUROPACE, INC., a Delaware corporation, as tenant (“Tenant”) in connection with that certain lease dated August 24, 2011 (as amended, the “Lease”), with respect to certain premises (“Premises”) located at 455 N. Bernardo Avenue, Mountain View, California (“Building”).
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.(A) Notwithstanding anything contained to the contrary in the Lease, but subject to the terms and provisions of this Agreement, Landlord hereby agrees to permit Tenant to defer the payment of 50% of the installments of Base Rent and Additional Rent (collectively, “Rent”) due under the Lease (the “Rent Deferral”) for the months of May and June, 2020 (the “Relief Months”; such deferred amounts, which total $293,438.86, shall be referred to herein, collectively as the “Deferred Rent Amount”) in accordance with the terms and conditions of this Agreement. Tenant shall pay to Landlord the Deferred Rent Amount, together with interest thereon at a rate of 8% accruing on and after October 1, 2020, in three (3) equal monthly installments of $102,377.56. For the avoidance of doubt, with respect to the interest on the Deferred Rent Amount, the interest shall be computed using the estimated installments of Additional Rent payable with Base Rent during the Relief Months without regard for any adjustments to such estimated amounts following the end of the calendar year. An installment of the Deferred Rent Amount shall be payable on or before the first day of each month during the period commencing on April 1, 2021 and ending on June 1, 2021. Each installment of the Deferred Rent Amount shall be payable in the same manner as the payment of Base Rent is payable under the Lease. Tenant shall have the right to pay all or any portion of the Deferred Rent Amount and interest thereon earlier than as provided above, and in such event, each monthly installment payment after such early payment shall be in an amount equal to the remaining unpaid portion of the Deferred Rent Amount, plus interest thereon calculated in the same rate and manner as set forth above, divided by the remaining number of unpaid monthly installment payments.
(B)The Rent Deferral offered by this Agreement shall be (i) applicable only during such period that Tenant is not in default of its obligations under the Lease beyond any applicable notice and grace period, and (ii) personal to Tenant and Permitted Non-Transferees (as defined in Section 14.8 of the Lease), and not transferable to any assignee or sublessee of Tenant, whether permitted under the Lease or otherwise. Moreover, if Tenant defaults under any of its obligations under the Lease and such default continues beyond any applicable notice and grace period, (x) Landlord shall have all rights and remedies under the Lease or at law or in equity in connection with such default, (y) Landlord shall have the right, at its option, to declare the Deferred Rent Amount null and void and of no further force or effect, and (z) Tenant shall be obligated to pay to Landlord upon demand an amount equal to the entire unpaid portion of the Deferred Rent

Amount. Notwithstanding anything in the Lease or in this Agreement to the contrary, Tenant’s failure to comply with any covenants relating to minimum operating hours under the Lease during the Relief Months shall not be deemed a default by Tenant.
2.Notwithstanding anything to the contrary contained in the Lease, to the extent that Tenant has right(s) under the Lease to reduce its rent payment or terminate the Lease as a result of the current COVID-19 pandemic (the “Special Lease Rights”), then Tenant’s ability to exercise such rights shall be suspended until December 31, 2020 (the “Override Expiration Date”). If Tenant’s exercise of the Special Lease Rights is conditioned upon the passage of time, then any such time period will be tolled until the Override Expiration Date.
3.Tenant agrees that the subject matter of this Agreement is, and shall remain absolutely confidential, except for such information Tenant is required to furnish to Tenant’s financial, business and legal consultants and to current and prospective investors and owners of Tenant (so long as such parties agree in writing to keep such confidential information strictly confidential and to not disclose the same to any other person or entity) and to tax auditors or to any governmental authority to comply with any reporting requirements required in order to obtain economic relief in response to the current COVID-19 pandemic and resulting economic disruption (“Governmental Relief”). Any breach of confidentiality by Tenant or any of its principals, officers, employees, agents, contractors, successors or assigns shall entitle Landlord to all rights and remedies under the Lease or at law or in equity and shall have the effect of nullifying this Agreement (in which event unpaid amounts during the Relief Months shall become due and payable in accordance with the terms and provisions of the Lease as the same existed prior to this Agreement and not as amended hereby).
4.It is understood that this Agreement applies to, and modifies, only Tenant’s obligation to pay Rent and only for the Relief Months, and thereafter Tenant’s obligations will be governed by the existing terms of the Lease, unless Landlord and Tenant have agreed in writing to different terms subsequent to the Effective Date of this Agreement. The parties agree that except as otherwise modified by this Agreement, the Lease remains in full force and effect and is hereby ratified, approved and confirmed.
5.Each of Landlord and Tenant hereby represents and warrants to the other that all necessary action has been taken to enter this Agreement and that the person signing this Agreement on its behalf has been duly authorized to do so.
6.All terms defined in the Lease when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Agreement.
7.The parties acknowledge and agree that this Agreement may be executed by electronic signature, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, “electronic signature” shall include faxed versions of an original signature or electronically scanned and transmitted versions (e.g., via pdf) of an original signature.
[signature page follows]

EXECUTED as of the date and year first above written.

LANDLORD:

BXP RESEARCH PARK LP, a Delaware limited partnership BY: BXP CALIFORNIA GP LLC, a Delaware limited liability company, its general partner

	BY:	BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its sole member

		BY:	BOSTON PROPERTIES, INC., a Delaware corporation, its general partner

			BY:	/s/ Bob Pester
Name: Bob Pester Title: EVP

BY:	BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its Series A Limited Partner

	BY:	BOSTON PROPERTIES, INC, a Delaware corporation, its general partner

		BY:	/s/ Bob Pester
Name: Bob Pester Title: EVP

BY:	BP/DC PROPERTIES, INC, a Maryland Corporation, its Series B Limited Partner

	BY:	/s/ Bob Pester
Name: Bob Pester Title: EVP

TENANT:

NEUROPACE, INC., a Delaware corporation

By:	/s/ Rebecca Kuhn
Name:	Rebecca Kuhn
Title:	Chief Financial Officer and VP
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